Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Invitae Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	457(r)

	Debt Convertible into Equity	Debt Securities	457(r)

	Non-Convertible Debt	Debt Securities	457(r)

	Equity	Common Stock, $0.0001 par value per share	457(r)

	Equity	Preferred Stock, $0.0001 par value per share	457(r)

	Other	Depository Shares	457(r)

	Other	Purchase Contracts	457(r)

	Other	Purchase Units	457(r)

	Other	Warrants	457(r)

	Unallocated (Universal) Shelf		457(r)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

Total Offering Amounts

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due

In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the Registrant is deferring payment of all of the registration fee. This registration statement registers an indeterminate aggregate initial offering price or number of securities of each identified class as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or represented by depositary shares. Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock, and will be evidenced by a depositary receipt. If the Registrant elects to offer to the public fractional or aggregated share interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under the deposit agreement.